Exhibit 10.8

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”) dated as of June 20, 2025, is entered into by and between TREES Corporation, having an address at 215 Union Boulevard, Suite 415, Lakewood, CO 80228 (the “Company”), and Hershey Management 1, LLC, having an address at 3800 Washington Road, Suite 204, West Palm Beach, FL 33405 (“Consultant”).

WHEREAS, Consultant has served as the Interim Chief Executive Officer of the Company since May 2021;

WHEREAS, Consultant and the Company entered into a consulting agreement as of September 16, 2022 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement as set forth herein; and

WHEREAS, the Company desires to continue to retain Consultant, and Consultant desires to be so retained, in such capacity as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Agreement to Provide Services; Reimbursement of Expenses. The Company hereby agrees to continue retaining Consultant, and Consultant hereby agrees to continue to serve, as the Interim Chief Executive Officer of the Company for the Term (as defined in Section 5 below), in accordance with the terms and conditions set forth below and as further specified in this Agreement (the “Services”).

2.	Board of Directors. Consultant shall report directly to the Board of Directors of the Company (“Board”) or Chairman thereof.

3.	Compensation. In consideration for the Services to be provided under this Agreement by Consultant, the Company hereby agrees to:

a.	Pay Consultant a consulting fee equal to $200,000 per annum, payable in equal monthly installments; and

b.	Issue to Consultant shares of common stock, par value $0.01 per share (“Common Stock”) equal to 10% of the fully-diluted issued and outstanding Common Stock (“Hershey Shares”). The Hershey Shares will be issued to Consultant over a period of two (2) years, in eight (8) equal quarterly installments commencing June 1, 2025 and continuing on the first calendar day of each successive quarter thereafter; provided, that in the event of Consultant’s termination for Cause (as hereinafter defined), or upon Consultant’s voluntary resignation, no further Hershey Shares shall be issued after such date of termination. All Hershey Shares shall be subject to two-year vesting from the date of issuance, subject to earlier vesting upon a Change of Control (as hereinafter defined). Furthermore, upon a Liquidation Event (as defined in Section 10 below), no further Hershey Shares shall be issued.

c.	“Cause” means (i) the commission of fraud or embezzlement on the part of Consultant; or (ii) a material failure by Consultant to discharge his duties, responsibilities and obligations under this Agreement or as directed by the Board after Consultant shall have been notified of such failure and shall have had ten (10) days from receipt of such notice to cure such failure.

d.	“Change of Control” has the definition as set forth in the Company’s 2020 Omnibus Incentive Plan.

e.	Consultant expressly agrees and acknowledges that with respect to such Hershey Shares, they shall be allocated as follows:

i.	7.5% to Consultant; and

ii.	The remaining 2.5% to be distributed at the direction and discretion of Consultant.

4.	Liquidation of Company – Special Provisions. In the event at any time or from time to time of the earlier to occur of a (i) Liquidation Event of the Company (as defined below) or (ii) a Change of Control (as defined below), Consultant shall be promptly paid an amount equal to ten percent (10%) of all Net Proceeds (as defined below) received by the Company in respect of such Liquidation Event or Change of Control (“Liquidation Fees”). If with respect to a series of events in which each individual event constitutes a Liquidation Event, or a Change of Control, as the case may be, Consultant shall be paid the applicable Liquidation Fee as and when the Liquidation Event(s) or Change of Control event(s) occur.

Consultant expressly agrees and acknowledges that with respect to such Liquidation Fees, they shall be allocated as follows:

a.	7.5% to Consultant; and

b.	The remaining 2.5% to be distributed at the direction and discretion of Consultant.

For purposes of this Section 4 only, “Change of Control” means the occurrence of any of the following: (i) any person, entity, or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall have acquired beneficial ownership of more than 50% of the voting securities of the Company, or the power to direct the management or policies of the Company (whether through ownership of voting securities, by contract or otherwise); (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by individuals who were not members of the board as of the Effective Date, it being understood and agreed that in the event of any Board member resignation(s), at any time or from time to time, any such vacancy(ies) when filled by the majority of the then-remaining Board shall not constitute a Change of Control; (iii) the Borrower shall cease to own, directly or indirectly, more than 50% of the voting securities or equity interest of its subsidiaries; (iv) the Company shall sell, lease, transfer or otherwise dispose of (in one transaction or a series of related transactions) all or substantially all of its assets or any material cannabis licenses, permits or authorizations necessary for the conduct of its business; (v) any revocation, termination, suspension, or other loss of any cannabis license, permit, or authorization necessary for the operation of any material portion of the Company’s business, or any transfer or assignment of such license, permit, or authorization without the prior written consent of the Lead Investor.

For purposes of this Section 4 only, “Liquidation Event” without duplication with respect to any Change of Control, any proposal by TREES, through management, the board of directors, or otherwise, related to any transaction or series of transactions that results in a material influx of proceeds for TREES, its management, its directors, and/or its shareholders of any kind, including without limitation material assets sales, issuance of securities, either as a public offering or otherwise, any equity or debt financing, refinancing, recapitalization, or restructuring.

For purposes of this Section 4 only, “Net Proceeds” means gross proceeds received by the Company (it being understood that pro rata payment of all debt as set forth in that certain Refinancing Agreement of even date herewith, in accordance with the payment priorities set forth therein (“Senior Debt”), will occur on or about the same time as the triggering event), minus applicable legal, tax, accounting, or other applicable costs triggered by the Change of Control or Liquidity Event. Notwithstanding the above, in the event of Consultant’s termination for Cause, or upon Consultant’s voluntary resignation, no further Liquidation Fees shall be payable to Consultant after such date of termination; provided, that where the right to acquire any such Liquidation Fees accrued prior to the date of such termination, Consultant shall still be entitled to such Liquidation Fees.

By way of example, if Net Proceeds in any instance were equal to $1mm, the following would be the distribution in respect thereof:

$900,000 (90%) in respect of Senior Debt

$100,000 (10%) to Consultant for Liquidation Fees

5.	Effect of Termination on Hershey Shares and/or Liquidation Fees. The parties expressly agree that in the event of non-renewal of this Agreement, or termination of Consultant by the Company, whether on its own via Board or other action, for any reason other than for Cause, the full amount of Liquidation Fees, as applicable as provided herein, shall be due and payable to Consultant, whether during the Term or at any time thereafter, notwithstanding Consultant no longer being retained by the Company. Furthermore, upon any such termination, Consultant shall receive the following as promptly as practicable following the date of termination, but in no event later than ten (10) business days thereafter: (i) all consultancy fees set forth in Section 3(a) above for the full remainder of the Term (as defined below) then in effect in a single lump sum; and (ii) the full number of Hershey Shares as contemplated in Section 3(b) above.

6.	Limitation of Liability. The Company’s liability hereunder shall be limited to payment to Consultant of the amount as set forth above pursuant to this Agreement. All liability relating to withholding and payment of taxes and similar charges related to such compensation shall be Consultant’s sole responsibility.

7.	Term. This Agreement shall remain in full force and effect for a term of two (2) years to commence effective as of the date hereof (the “Initial Term”). The Initial Term will automatically renew for successive two-year periods unless either party provides written notice of termination not less than sixty (60) days in advance of the expiration thereof. The Initial Term and any such extensions are hereby referred to as the “Term.”

8.	Compliance with the Company’s Instructions. In his performance of the Services, Consultant shall comply with such reasonable instructions as the Board may from time to time submit to Consultant.

9.	Standard of Performance. Consultant will perform the Services in a good and workmanlike manner, and in accordance with the highest professional standards and practices normally exercised by professional consultants performing services of a similar nature. Consultant shall also conduct his activities in accordance with all relevant laws, regulations, decrees and/or official government rules and orders.

10.	Confidentiality; Work Product.

a.	Consultant acknowledges that the continued success of the Company and its subsidiaries and affiliates, depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information. All such confidential, proprietary and trade secret information now existing or developed during the term of Consultant’s consultancy hereunder will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company’s or its subsidiaries’ business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to the Company’ or its subsidiaries’ or affiliates’ business or industry of which Consultant becomes aware during Consultant’s consultancy with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Consultant’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential Consultant lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Consultant agrees that he shall not disclose to any unauthorized person or use for her own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant’s improper acts or omissions to act; (ii) was independently developed by Consultant without reference to any Confidential Information; (iii) was furnished or disclosed to the Consultant by a third party under circumstances where Consultant believed, after reasonable inquiry, that such third party was free of any obligation of confidentiality regarding the Confidential Information; or (iv) is required to be disclosed pursuant to any applicable law, regulation or court order. Consultant agrees that he shall not disclose any Confidential Information after his consultancy ends. If requested by the Company in writing, Consultant agrees to deliver to the Company at the end of Consultant’s consultancy with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control, provided that Consultant may retain copies of Consultant’s personnel information, such as performance evaluations, payroll information and the like.

b.	Consultant shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Consultant or any other person or entity of which Consultant becomes aware. Consultant shall cooperate fully with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

c.	Upon reasonable request by Company, Consultant shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions.

11.	Termination of Services. Promptly upon the termination of this Agreement, Consultant shall deliver to the Company all originals and copies of all records and work product obtained or generated by Consultant in the course of performing the Services, and will promptly deliver to the Company (or at the Company’s request, destroy) all of the confidential information in Consultant’s possession, including, but not limited to, all copies, reproductions, summaries, analyses or extracts thereof or based thereon stored in any medium whatsoever, including, but not limited to, the hard drives of any computer system; provided, that Consultant shall be permitted to retain a list of the items furnished for purposes of documenting such delivery, and provided further that Consultant shall be entitled to retain his own records of invoices submitted and payments received with respect to such Services.

12.	Equitable Remedies. Consultant acknowledges and agrees that this Agreement involves valuable trade secret and other proprietary rights of the Company and that the Company’s remedies at law for any breach or threatened breach by Consultant of the covenants contained herein will be inadequate, and, accordingly, Consultant consents that, in addition to such other remedies as may be available to the Company at law or in equity, the Company shall be entitled to seek equitable relief by way of injunction issued by any court of competent jurisdiction, without bond or other security, if Consultant breaches or threatens to breach any of the provisions of this Agreement. Furthermore, Consultant agrees that any and all work product, including, but not limited to, documents, computer software, files, recordings, and photographs relating thereto, which Consultant may possess or have under its custody or control, are held by Consultant in constructive trust for the Company, and that any court of competent jurisdiction may summarily liquidate such trust on behalf of the Company.

13.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts or choice of laws thereof; federal and state courts located in the State of Colorado shall have exclusive jurisdiction with respect to any dispute or proceeding arising out of or relating to this Agreement, and the Company and Consultant hereby submit to the exclusive jurisdiction of such courts.

14.	Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by overnight courier or registered mail, return receipt requested to the address as set forth on the first page of this Agreement or such other address as may be properly noticed; or via email.

15.	Successors and Assigns. It is understood and agreed by the parties hereto that the Services to be provided by Consultant hereunder are personal to Consultant, and that Consultant shall not be entitled to assign his rights or obligations hereunder without having obtained the Company’s prior written consent thereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of individuals, their heirs, executors and administrators.

16.	Amendment. Except by an instrument in writing signed by the parties, this Agreement may not be amended or modified in any respect, except as expressly provided herein.

17.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements between the parties, whether written, oral or otherwise.

18.	No Waiver. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

19.	Relationship Between Consultant and the Company. The relationship of Consultant to the Company under this Agreement shall be that of independent contractor. No provision of this Agreement is intended to or shall be construed as creating an employment, mutual agency, joint venture, partnership or other fiduciary relationship between the parties hereto, or as entitling Consultant or any of his agents or affiliates to any compensation or benefits as an employee, except as expressly provided in this Agreement. The Company expressly agrees and acknowledges that Consultant is permitted to commence or continue with other business activities, provided such activities do not conflict with this Agreement.

20.	Signing in Counterparts; Email Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Transmission by email scan shall be sufficient for delivery hereof.

[Signature Page follows immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TREES CORPORATION

By:
	Name:	David R. Fishkin
	Title:	General Counsel

Hershey Management 1, LLC

By:
	Name:	Adam Hershey
	Title:	Managing Member